EXHIBIT 8.1

To Call Writer Direct:
312 861-2000

                                March 12, 1997

SRI Receivables Purchase Co., Inc.
10201 South Main Street
Houston, Texas  77025

            Re:   12.5% SERIES B NOTES

Ladies and Gentlemen:

            In connection with the proposed exchange of 12.5% Series B Trust Certificate-Backed Notes (the "New Notes") of SRI Receivables Purchase Co., Inc. (the "Company") for the outstanding 12.5% Series B Notes (the "Old Notes") of the Company pursuant to a registered exchange offer (the "Exchange Offer"), as described in the Registration Statement on Form S-4 (Registration No. 333-10843) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on August 27, 1996, as amended by Amendment No. 1 to the Registration Statement, filed with the Commission on October 30, 1996, and Amendment No. 2 to the Registration Statement, filed with the Commission on or after the date hereof, you have requested our legal opinion concerning certain United States federal income tax consequences of the exchange of the New Notes for the Old Notes.

      We are familiar with the corporate proceedings to date with respect to the proposed exchange of New Notes for Old Notes and have examined the form of the New Notes, the Old Notes and such other records and documents as we considered necessary.

      The opinion set forth herein is based on relevant provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), and interpretations thereof by the courts and the Internal Revenue Service, all as they exist at the date of this letter. No tax rulings will be sought from the Internal Revenue Service with respect to any of the matters discussed herein. All such provisions of the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.
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March 12, 1997
Page 2


      Based on the foregoing and assuming that the documents to be delivered in connection with the Exchange Offer are, to the extent applicable, executed and delivered in substantially the form we have examined, we are of the opinion that the statements in the Registration Statement under the caption "Federal Income Tax Consequences" fairly describe the material United States federal tax consequences of the exchange of the New Notes for the Old Notes and we hereby confirm that the opinions of Federal Tax Counsel specified in the Registration Statement under the caption "Federal Income Tax Consequences" constitute the opinions of this firm. There can be no assurance, however, that such discussion will not be successfully challenged by the Internal Revenue Service, or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and its opinions as the Company's Federal Tax Counsel under the caption "Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    /s/  KIRKLAND & ELLIS

                                    Kirkland & Ellis